Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

June 2, 2017

Hub Group, Inc.

2000 Clearwater Drive

Oak Brook, Illinois 60523

Re:      Hub Group, Inc 2017 Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Hub Group, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of 2,000,000 shares of Class A common stock, par value $.01 per share, of the Company (the “Plan Shares”) pursuant to the Hub Group, Inc. 2017 Long-Term Incentive Plan (the “Plan”). In connection therewith, we have examined or are otherwise familiar with the Company’s Restated Articles of Incorporation, the Company’s By-Laws, as amended to date, the Plan, the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the Plan Shares, relevant resolutions of the Board of Directors of the Company and of the shareholders of the Company relating to the establishment of the Plan and the award of benefits under the Plan, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Plan Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP

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